Exhibit 10.8

EXECUTION COPY

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) is made and entered into as of December 12, 2002 (the “Effective Date”), by and between Eagle River Investments, L.L.C., a Washington limited liability company (“Eagle River”), and ICO Global Communications (Holdings) Limited, a Delaware corporation (“ICO”).

RECITALS:

A.                     ICO’s wholly owned subsidiary, ICO Global Limited, a Delaware corporation (“IGL”), is indebted to Teledesic, LLC (“Teledesic”) pursuant to the terms of that certain Credit Agreement dated May 12, 2000 as amended (the “Credit Agreement”). ICO guaranteed IGL’s obligations under the Credit Agreement.

B.                       ICO, IGL, Eagle River and Teledesic entered into that certain Binding Settlement Agreement pursuant to which (i) ICO, IGL and Teledesic agreed to partially compromise the obligations under the Credit Agreement and release claims each may have against the other, (ii) Eagle River agreed to purchase Teledesic’s rights in and to the Credit Agreement, and (iii) Eagle River agreed to modify certain provisions of the Credit Agreement.

C.                       As an inducement to Eagle River to purchase Teledesic’s rights in and to the Credit Agreement, and to agree to modify certain provisions thereof, ICO agreed to issue to Eagle River warrants to purchase shares of ICO Class A common stock as set forth below.

NOW THEREFORE, in consideration of the premises and the value given under the Settlement Agreement and the mutual convenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, ICO and Eagle River agree as follows:

1.                          Grant of Warrant.

1.1                    Warrant. ICO hereby grants to Eagle River a warrant (the “Warrant”), subject to the provisions of this Agreement, to purchase up to an aggregate of 3,000,000 shares of ICO Class A common stock (subject to adjustment as set forth in Sections 6 and 7 below) (the “Warrant Shares”).

1.2                    Exercise Price. The “Exercise Price” shall be $0.01 per share of ICO Class A common stock (subject to adjustment as set forth in Section 6 below) and the “Aggregate Exercise Price” shall be the total amount paid by Eagle River in connection with the exercise of the Warrant.

2.                          When Warrant May Be Exercised.

2.1                    Subject to the condition set forth in Section 2.3 hereof, the Warrant may be exercised by Eagle River, in whole or in part, from time to time at any time during the ten-year period that begins on the Effective Date.

2.2                    If Eagle River elects to exercise the Warrant, Eagle River shall give a written notice to ICO specifying (a) the number of Warrant Shares that Eagle River will purchase and (b) the place and date (not later than ten (10) business days, nor earlier than three business days, from the date such notice is given) for the closing of such transaction.

2.3                    The obligation of ICO to deliver Warrant Shares shall be subject to the condition that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which would prohibit such sale and delivery or payment.

3.                          Payment and Delivery of Certificate(s) upon Exercise of Warrant for Warrant Shares. At any closing of any purchase of any Warrant Shares hereunder:

3.1                    Subject to Section 3.3 below, Eagle River shall pay to ICO the Aggregate Exercise Price for the Warrant Shares so purchased by certified or cashier’s check or by wire transfer of immediately available funds to a bank account maintained by ICO.

3.2                    ICO shall deliver to Eagle River a duly issued certificate (or certificates in the denominations designated by Eagle River in its notice of exercise) representing the number of the Warrant Shares purchased and the books and records of ICO shall be amended or revised to reflect the issuance and delivery of the Warrant Shares to Eagle River.

Eagle River shall for all purposes be deemed to have become the holder of record of such Warrant Shares on the date this Warrant was exercised (the date the Eagle River has fully complied with the requirements of Section 3.1 or 3.3), irrespective of the date of delivery of the certificate or certificates representing the Warrant Shares; provided that, if the date such exercise is made is a date when the stock transfer books of ICO are closed, Eagle River shall be deemed to have become the holder of record of such Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3                    If, on or prior to any date on which Eagle River elects to exercise the Warrant, in whole or in part, Eagle River may pay to ICO the Aggregate Exercise Price for the Warrant Shares so purchased by electing to have ICO cancel (and ICO shall cancel) such number of Warrant Shares as may be sufficient to satisfy the Exercise Price for the Warrant Shares (a “Cashless Exercise”). Eagle River may also elect a Cashless Exercise with respect to any or all Warrant Shares that remain subject to the Warrant on the last day that the Warrant may be exercised as provided in Section 2 above. If Eagle River elects a Cashless Exercise, then ICO shall issue to Eagle River the number of Warrant Shares determined as follows:

X=Y (A-B)
A

Where:	X =	the number of the Warrant Shares, subject to the Warrant, to be issued to Eagle River.
	Y =	the total number of Warrant Shares that would be issued to Eagle River if Eagle River was not electing a Cashless Exercise.
A =

the “current market price” (as defined below; it being understood that for purposes of this Section 3, the Time of Determination shall be the date of the exercise of the Warrant) of one Warrant Share subject to the Warrant.

	B =	the Exercise Price.

3.4                    The number of Warrant Shares subject to the Warrant shall be reduced at any closing by (i) the number of Warrant Shares purchased by Eagle River or (ii) in the event of a Cashless Exercise, the number of Warrant Shares issued to Eagle River plus the number of Warrant Shares cancelled to satisfy the relevant Exercise Price.

4.                          Representations and Warranties of ICO. ICO hereby represents, warrants and covenants to Eagle River as follows:

4.1                    Due Authorization, etc. The execution, delivery and performance of this Agreement have been duly authorized by each of ICO and an independent committee of the Board of Directors of ICO consisting of members that have complete independence from Eagle River, and no other proceeding is necessary for the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by ICO and (assuming that it has been duly executed and delivered by Eagle River) constitutes legal, valid and binding obligations of ICO, enforceable against ICO in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

4.2                    Warrant Shares. ICO has taken and will continue to take all necessary corporate action to authorize and reserve for issuance, upon exercise of the Warrant, the Warrant Shares. The Warrant Shares, upon purchase by Eagle River, will be duly authorized, validly issued, fully paid and nonassessable, and delivered to Eagle River free and clear of all claims, liens, charges, security interests or encumbrances of any kind, including, without limitation, any preemptive or similar rights; provided, however, such Warrant Shares will be subject to the terms of the restriction on transfer of shares under state and federal securities laws.

4.3                    No Violation. Neither the execution and delivery of this Agreement by ICO nor the consummation of the transactions contemplated hereby will conflict with or violate (a) any provision of its organizational documents or (b) any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to ICO or by which its properties or assets may be bound or affected.

5.                          Representations and Warranties of Eagle River. Eagle River hereby represents and warrants to ICO as follows:

5.1                    Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by Eagle River and no other proceeding is necessary for the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Eagle River and (assuming that it has been duly executed and delivered by ICO) constitutes legal, valid and binding obligations of Eagle River, enforceable against Eagle River in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

5.2                    Distribution. The Warrant may only be transferred in accordance with the provisions of Section 11.1 hereof. Any Warrant Shares to be acquired upon exercise of the Warrant will not be transferred, except in a transaction registered or exempt from registration under the Securities Act and permitted by this Agreement and the Warrant Shares will bear a legend to such effect.

5.3                    No Violation. Neither the execution and delivery of this Agreement by Eagle River nor the consummation of the transactions contemplated hereby will conflict with or violate (a) any provision of its organizational documents or (b) any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Eagle River or by which it properties or assets may be bound or affected.

6.                          Adjustment Upon Changes in Capitalization. The number and kind of shares purchasable upon the exercise of the Warrant shall be subject to adjustment form time to time as follows:

6.1                    Stock Dividends, Stock Splits, Combinations, etc. In case ICO shall hereafter (a) pay a dividend or make a distribution on its Class A common stock, the shares of Class B common stock of ICO or any other shares of capital stock pari passu or junior to the Class A common stock (collectively, the “ICO Common Shares”) in ICO Common Shares, (b) subdivide any or combine any outstanding ICO Common Shares into a smaller number of shares or (c) issue by reclassification of the ICO Common Shares any shares of capital stock, the number of Warrant Shares issuable upon exercise of the Warrant immediately prior to such action shall be adjusted so that Eagle River shall be entitled to receive the number of shares of capital stock which Eagle River would have owned immediately following such action had the Warrant been exercised immediately prior thereto and appropriate adjustment shall also be made to the Exercise Price payable per share, provided the Aggregate Exercise Price payable hereunder shall remain the same. An adjustment made pursuant to this Section 6.1 shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 6.1, Eagle River shall become entitled to receive shares of two (2) or more classes of capital stock of ICO, the Board of Directors of ICO (whose determination shall be conclusive) shall determine the allocation of the adjusted Exercise Price between or amount shares of such classes of capital stock.

6.2                    Reclassification, Combinations, Mergers, etc. In case of any reclassification or change of outstanding ICO Common Shares issuable upon exercise of the Warrant (other than as set forth in Section 6.1 above and other than a change in par value or from par value to no par value, or from no par value to par value), or in case of any consolidation, merger or amalgamation of ICO with or into another corporation (other than a merger, acquisition or amalgamation in which ICO is the continuing corporation and which does not result in any reclassification or change of the then outstanding ICO Common Shares issuable upon exercise of the Warrant) or in case of any sale or conveyance to another Person of the property of ICO as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, amalgamation, sale or conveyance, ICO or such a successor or purchasing Person, as the case may be, shall forthwith make lawful and adequate provision whereby Eagle River shall have the right thereafter to receive on exercise of the Warrant the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, amalgamation, sale or conveyance equivalent to the consideration that a holder of the ICO Common Shares issuable upon the exercise of the Warrant would have received if the Warrant had been exercised immediately prior to such reclassification, change, consolidation, merger, amalgamation, sale or conveyance, and ICO or such successor or Purchasing Person shall enter into a supplemental warrant agreement so providing. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. If the issuer of securities deliverable upon exercise of either Warrant or under the supplemental warrant agreement, is an affiliate of the former, surviving, continuing or transferee corporation, that issuer shall join in the supplemental warrant agreement. The above provisions of this Section 6.2 shall similarly apply to successive reclassifications and changes of shares of capital stock and to successive consolidations, mergers amalgamations, sales or conveyances.

6.3                    Current Market Price. The current market price per ICO Common Share at any date shall be the average of the daily closing prices for the twenty (20) consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the Time of Determination (which shall be the date of the exercise of the Warrant). The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the ICO Common Shares are listed or to which such shares are admitted to trading or (2) if the ICO Common Shares are not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by The Nasdaq Stock Market ™ or any comparable system or (3) if the ICO Common Shares are not listed on The Nasdaq Stock Market ™ or a comparable system, the current market price per share shall be the fair market value thereof as determined in good faith by the Board of Directors of ICO.

6.4                    Certificate as to Adjustment. In the case of any adjustment in the Exercise Price or number and type of securities issuable upon exercise of this Warrant, ICO will promptly give written notice to Eagle River in the form of a certificate, certified and confirmed by an officer of ICO, setting forth the adjustment in reasonable detail.

7.                          Specific Performance. ICO acknowledges that the Warrant and the Warrant Shares are unique and that Eagle River will not have an adequate remedy at law if ICO breaches any covenant contained herein or fails to perform any of its obligations under this Agreement. Accordingly, ICO agrees that Eagle River shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if ICO shall fail or threaten to fail to perform any of its obligations under this Agreement.

8.                          Expiration. The Warrant shall expire on the earlier to occur of (i) the date on which the number of Warrant Shares remaining subject to the Warrant is reduced to zero, and (ii) at 11:59 p.m. (PST) on the tenth anniversary of the Effective Date.

9.                          Prohibited Actions of ICO. ICO shall not, prior to the termination of the Warrant, take any action which would have the effect of preventing or disabling ICO from delivering the Warrant Shares to Eagle River upon exercise of the Warrant or otherwise performing ICO’s obligations under this Agreement.

10.                    Notices to Eagle River.

10.1              So long as the Warrant is outstanding, whenever ICO shall expect to (a) pay any dividend or distribution upon any capital stock, (b) effect any recapitalization, merger, amalgamation, consolidation, reorganization, transfer, sale, lease, conveyance or other transaction involving a substantial portion of its assets, or (c) be involved in any voluntary or involuntary dissolution, liquidation, winding up or other similar transaction, at least 10 days before the proposed action or any applicable record date, ICO shall give Eagle River written notice describing the proposed action and stating the date on which (x) a record date is to be fixed for the purpose of such dividend, distribution or right, or (y) such recapitalization, merger, amalgamation, consolidation, reorganization, transfer, sale, lease, conveyance, dissolution, liquidation, winding up or other transaction is to take place and when, if any date is to be fixed, the record holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such recapitalization, merger, amalgamation, consolidation, reorganization, transfer, sale, lease, conveyance, dissolution, liquidation, winding up or other transaction.

10.2              Eagle River shall use its reasonable best efforts to keep any information delivered to it pursuant to Section 10.1 that is not publicly available (“Confidential Information”) confidential (subject to the last sentence of this Section 10.2). “Confidential Information” shall not include any information that (a) becomes generally available to the public, (b) was available to Eagle River, or has become available to Eagle River, from a source other than ICO or (c) Eagle River or its representatives independently developed without reference to any Confidential Information. Notwithstanding the foregoing, in the event that Eagle River or any representative or agent thereof is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that Eagle River will provide ICO with prompt notice of such event so that ICO may seek a protective order or other appropriate remedy and/or waive Eagle River’s compliance with this Section 10. In the event that such protective order or other remedy is not promptly obtained, or that ICO grants a waiver hereunder, Eagle River may, without liability hereunder furnish that portion of the Confidential Information Eagle River is legally required to disclose.

11.                    Miscellaneous.

11.1              Assignability.

(a)                      The rights and obligations of Eagle River with respect to all or any portion of the Warrant shall be freely assignable by Eagle River in whole, but not in part, provided, that, (x) such assignee shall, by a written instrument reasonably satisfactory to ICO, agree to assume all of Eagle River’s obligations hereunder with respect to the Warrant or relevant portion thereof being assigned and to be bound by all of the terms and conditions of this Agreement and (y) such assignment shall not violate any applicable securities law. ICO shall, if requested, issue a new Warrant or Warrants reflecting the assignee as the new holder of the Warrant.

(b)                     The obligations of ICO shall not be assignable without the prior written consent of Eagle River, and any purported assignment without such prior written consent shall be null and void (it being understood that any action referred to in Section 6.2 shall not be considered an assignment for the purposes of this Section 11.1(b)).

11.2              Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Warrant granted hereby.

11.3              Amendments; Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the holders entitled to purchase a majority of the Warrant Shares underlying the Warrant. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4              Notices. Except as otherwise provided herein, whenever this Agreement provides that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been given upon personal delivery thereof, upon transmittal of such notice by telecopy (with confirmation of receipt by telecopy or telex) or five days after transmittal by registered or certified mail, postage prepaid, addressed as follows:

If to ICO:	ICO Global Communications (Holdings) Limited 4 Orinda Way Suite B240 Orinda, CA 94563 Attn: General Counsel

If to Eagle River:	Eagle River Investments, L.L.C. 2300 Carillon Point Kirkland, WA 98033 Attn: General Counsel

with a copy to:	Davis Wright Tremaine LLP 1300 SW Fifth Avenue Suite 2300 Portland, OR 97201 Attn: Benjamin G. Wolff

The addresses set forth above may be changed by any party upon furnishing to the other party a notice of change of address in accordance with the terms of this Section 11.4.

11.5              Governing Law, Service of Process; Consent to Jurisdiction.

(a)                      This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to principles of conflicts of laws.

(b)                     To the fullest extent permitted by applicable law, each party hereto (x) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for Washington and in any state court located in King County, Washington and not in any other state or Federal court in the United States of America or any court in any other country, (y) agrees to submit to the exclusive jurisdiction of such courts located in the state of Washington for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and (z) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.6              Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

11.7              Effect of Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.8              Survival of Representations and Warranties. The representations, warranties, covenants and agreements shall survive any closing pursuant to this Agreement.

11.9              Expenses. Each party shall pay all fees and expenses (including costs of counsel) it incurs in connection with this Agreement.

11.10        Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

11.11        Entire Agreement. This Agreement constitutes the entire agreement between ICO and Eagle River with respect to the matters covered herein and supersedes any prior negotiations, understandings or agreements with respect to the matters contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

ICO GLOBAL COMMUNICATIONS (HOLDINGS)
LIMITED, a Delaware corporation

By	/s/ Craig Jorgens
Craig Jorgens, President

EAGLE RIVER INVESTMENTS, L.L.C.,
a Washington limited liability company

By	/s/ Craig O. McCaw
Name	Craig O. McCaw
Title	Chief Executive Officer